Exhibit 99.1

Contact:

Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc.

Announces Fourth Quarter Results

BRISBANE, CALIF. – August 25, 2011 – bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the fourth quarter ended July 2, 2011.

Net sales from continuing operations for the fourth quarter of fiscal 2011 were $132.3 million, up 8.3% from $122.1 million reported for the fourth quarter a year ago. As previously reported, comparable store sales for the quarter ended July 2, 2011 increased 7.0% compared to a decrease of 3.4% in the prior year.

Gross margin from continuing operations as a percentage of net sales decreased to 41.1% in the fourth quarter of fiscal 2011, compared to 42.2% in the fourth quarter of fiscal 2010. The decrease in gross margin as a percentage of net sales from the prior year was primarily due to a decrease in initial mark-up, which is consistent to prior quarters, offset by positive occupancy leverage. The decrease in initial mark-up was the result of higher raw material and production cost, as well as the increase in the 2b and international wholesale penetration to the total sales during the quarter.

SG&A expenses from continuing operations were $46.6 million, or 35.2% of net sales, compared to $46.2 million, or 37.8% of net sales for the same period in the prior year.

The effective tax rate from continuing operations for the fourth quarter of fiscal 2011 was 40.8% compared to 13.1% in the fourth quarter of fiscal 2010. The lower tax rate in the prior year fourth quarter was primarily due to various discrete items, including the actualization of the prior year tax rate. The tax rate in the prior year was also positively impacted by the allocation among continuing and discontinued operations impacting the quarter. As a result, the artificially low tax rate increased prior year’s EPS by approximately $0.02.

Operating income from continuing operations for the fourth quarter of fiscal 2011 was $7.8 million or 5.9% of net sales, compared to $5.3 million or 4.4% of net sales for the same period of the prior year. For the quarter net income from continuing operations was $4.7 million or $0.06 per share on 84 million shares outstanding compared to $5.4 million or $0.06 per share on 86 million shares outstanding for the same period of the prior year.

Net loss from discontinued operations for the fourth quarter of the prior fiscal year was $3.4 million or $0.04 per share on 86 million shares outstanding.

Net sales from continuing operations for the year-to-date period ended July 2, 2011 were $493.3 million, up 2.8% from $480 million for the year-to-date period ended July 3, 2010. Comparable store sales for the year-to-date period ended July 2, 2011 increased 0.4% compared to a decrease of 17.1% in the prior year.

Gross margin from continuing operations as a percentage of net sales decreased to 38.9% for the fiscal year ended July 2, 2011, compared to 40.4% in fiscal 2010. The decrease in gross margin as a percentage of net sales of 150 basis points from the prior year was primarily due to a decrease in initial mark-up of 160 basis points, caused by the change in product mix and higher production costs, offset by the improvement in markdowns.

SG&A expenses from continuing operations were $185.9 million, or 37.7% of net sales for the fiscal year ended July 2, 2011, compared to $183.2 million, or 38.2% of net sales for the prior fiscal year. SG&A expenses in the current year included $2.1 million of settlement costs and $1.5 million of store impairment charges. As a result of these charges, the current fiscal year’s EPS was reduced by approximately $0.03 net of income tax. SG&A expenses in the prior year also included $1.3 million of impairment charges.

The effective tax rate from continuing operations for the fiscal year ended July 2, 2011 was 39.8% compared to 41.9% in fiscal 2010.

Net income from continuing operations for the year-to-date period ended July 2, 2011 was $4.1 million compared to $8.0 million in the prior year. The net income per share from continuing operations for the year-to-date period ended July 2, 2011 was $0.05 compared to net income per share of $0.09 in the prior year.

Net loss from discontinued operations for the year-to-date period ended July 2, 2011 was $5.8 million or $0.07 per share on 84 million shares outstanding, compared to a net loss of $13.2 million or $0.15 per share on 86 million shares outstanding in the prior year.

The following table reflects the quarterly unaudited pre-tax results attributed to discontinued operations during the years of fiscal 2011 and 2010:

in ‘000s	Q1’11	Q2’11	Q3’11	Q4’11	FY’11
Net sales	$3,704	$4,146			$7,850
Gross margin	(73)	(5,445)			(5,518)
SG&A	2,411	1,706			4,117

Pre-tax loss from discontinued operations	$(2,484)	$(7,151)	$—	$—	$(9,635)

in ‘000s	Q1’10	Q2’10	Q3’10	Q4’10	FY’10
Net sales	$8,520	$9,642	$5,607	$5,287	$29,056
Gross margin	1,425	1,491	606	488	4,010
SG&A	6,688	7,272	5,441	6,394	25,795

Pre-tax loss from discontinued operations	$(5,263)	$(5,781)	$(4,835)	$(5,906)	$(21,785)

During the quarter ended July 2, 2011, the Company opened 1 bebe store and 2 2b stores.

For the year-to-date period the Company’s capital expenditures were approximately $15 million and depreciation expense from continuing operations was approximately $21 million.

For the first quarter of fiscal 2012, we currently anticipate comparable store sales in the positive mid-single digit range. Depending on actual sales and markdowns the net results from continuing operations is expected be in the range of a net loss of $0.01 per share to $0.01 net income per share based on 84 million weighted average shares outstanding versus net income from continuing operations of $0.00 per share based on 84 million weighted average shares outstanding in the first quarter of fiscal 2011. The Company is currently anticipating an effective tax rate of 40.0% for fiscal 2012.

Beginning in fiscal 2012, the Company will report comparable store sales results inclusive of our on-line store. The Company believes that given the similar nature and process of the inventory planning, allocation and return policy for the on-line store and all other retail stores, the inclusion of the on-line store is a more meaningful way of reporting the Company’s comparable store sales results. In addition, the Company has been implementing cross-channel marketing initiatives, which benefit all retail sales, including our on-line store. For fiscal year 2011 and 2010, the impact of our comparable store sales, inclusive of the on-line store sales, would have been an increase of 0.2% and 0.6% respectively.

Inventories at the end of the first quarter of fiscal year 2012 are anticipated to increase in the mid-single digit range compared to a 13 percent increase in the first quarter of fiscal 2011.

For the remainder of fiscal year 2012, we anticipate opening 4 bebe stores, and up to 7 2b stores, including 2 potential conversions from bebe to 2b. We also anticipate closing up to 10 bebe stores, which represents a square footage decrease of approximately 2%. In addition, our international licensees are anticipated to grow by up to 30 standalone stores and 30 shop-in-shops.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss fourth quarter results. Interested parties are invited to listen to the conference by calling 1-866-893-0531. A replay of the call will be available for approximately one week by calling 1-800-642-1687 and entering in conference ID number 16895609. A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently operates 252 stores, of which 212 are bebe stores, 39 are 2b bebe stores, and 1 online store at www.bebe.com. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico, Canada and Japan. bebe also distributes and sells bebe branded product through both its subsidiaries and licensees in approximately 16 countries.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	July 2 2011	July 3 2010
Assets
Cash and equivalents	$95,177	$194,690
Available for sale securities	96,371	58,038
Inventories, net	33,448	33,458
Total current assets	249,355	314,876
Available for sale securities	64,964	95,564
Property and equipment, net	92,500	104,615
Total assets	441,122	551,893
Liabilities and Shareholders’ Equity
Total current liabilities	$44,658	$136,397
Total liabilities	84,869	182,838
Total shareholders’ equity	356,253	369,055
Total liabilities and shareholders’ equity	441,122	551,893

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Quarter Ended				For the Year-to-Date Period Ended
	July 2, 2011%		July 3, 2010%		July 2, 2011%		July 3, 2010%
Net sales	$132,318	100.0%	$122,130	100.0%	$493,274	100.0%	$479,911	100.0%
Cost of sales, including production and occupancy	77,883	58.9	70,622	57.8	301,464	61.1	286,014	59.6

Gross margin	54,435	41.1	51,508	42.2	191,810	38.9	193,897	40.4
Selling, general and administrative expenses	46,592	35.2	46,171	37.8	185,921	37.7	183,217	38.2

Operating income from continuing operations	7,843	5.9	5,337	4.4	5,889	1.2	10,680	2.2
Interest and other income, net	157	0.1	900	0.7	852	0.2	3,159	0.7

Income from continuing operations before income taxes	8,001	6.0	6,237	5.1	6,741	1.4	13,839	2.9
Income tax provision	3,264	2.5	817	0.7	2,685	0.6	5,803	1.2

Net income from continuing operations	4,737	3.6	5,420	4.4	4,056	0.8	8,036	1.7
Loss from discontinued operations	—	—	(3,372)	(2.8)	(5,835)	(1.2)	(13,201)	(2.8)

Net income (loss)	$4,737	3.6%	$2,048	1.6%	$(1,779)	(0.4)%	$(5,165)	(1.1)%

Basic earnings (loss) per share amounts:
Income from continuing operations	$0.06		$0.06		$0.05		$0.09
Loss from discontinued operations	—		(0.04)		(0.07)		(0.15)

	$0.06		$0.02		$(0.02)		$(0.06)

Diluted earnings (loss) per share amounts:
Income from continuing operations	$0.06		$0.06		$0.05		$0.09
Loss from discontinued operations	—		(0.04)		(0.07)		(0.15)

	$0.06		$0.02		$(0.02)		$(0.06)

Basic weighted average shares outstanding	84,080		86,098		84,225		86,408
Diluted weighted average shares outstanding	84,184		86,304		84,322		86,550
Number of stores open at beginning of period	249		300		297		308
Number of stores opened during period	3		1		10		6
Number of stores closed during period			4		55		17
Number of stores open at end of period	252		297		252		297
Number of stores expanded/relocated during period	1		0		4		0
Total square footage at end of period (000’s)	1,010		1,130		1,010		1,130